Exhibit 15.1

Autozi Internet Technology (Global) Ltd.	Email dbulley@applebyglobal.com
4th Floor, Harbour Place 103 South Church Street P.O. Box 10240 Grand Cayman KY1-1002 Cayman Islands Attention: The Board of Directors	Direct Dial +852 2905 5770 Tel+852 6201 3662 Appleby Ref 472895.0001

10 February 2026

Suites 3504B-06 35/F, Two Taikoo Place 979 King’s Road	Dear Company
Quarry Bay
Hong Kong	Autozi Internet Technology (Global) Ltd. (Company)

Tel +852 2523 8123 applebyglobal.com	We have acted as Cayman Islands counsel to the Company in connection with the Company’s annual report for the fiscal year ended September 30, 2025 on Form 20-F (Annual Report), which will be filed with the United States Securities and Exchange Commission (Commission) under the United States Securities Act of 1933, as amended (Securities Act).

Managing Partner David Bulley Partners Fiona Chan Vincent Chan Chris Cheng	We consent to the filing of this consent letter as an exhibit to the Annual Report and to the reference to our name in the Annual Report. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of the Commission’s Regulation S-K promulgated under the Securities Act.
Richard Grasby Eason Huang Judy Lee Michael Makridakis	Yours faithfully
John McCarroll SC
Lorinda Peasland Eliot Simpson	Appleby